Exhibit 99.1

2901 Butterfield Road
Oak Brook, IL 60523
www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)
(630) 368-2358 or georganne.palffy@inland-western.com
Andrea Cordts, Inland Communications, Inc. (Media)
(630) 218-2887 or andrea.cordts@inlandgroup.com

Inland Western Retail Real Estate Trust, Inc. Amends and Expands Credit Facility

OAK BROOK, Ill., Feb. 7, 2011 – Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today that the company has closed on an oversubscribed two-year $585 million secured credit facility, including a $435 million revolving line of credit and a $150 million term loan.  The new credit facility, arranged by KeyBanc National Association and J.P. Morgan Chase Bank, N.A. and a syndicate of banks including Citibank, N.A., Deutsche Bank Trust Company Americas, RBC Bank (USA) Bank of Montreal, Norddeutsche Landesbank Girozentrale, Bank of America, Regions Bank and Union Bank, N.A., replaces the company’s $200 million secured line of credit due to mature in October 2011.

The pricing on the new facility has a range of LIBOR plus 275 basis points to 400 basis points, without a LIBOR floor, based upon leverage levels.  Other standard financial covenants apply and if compliance with covenants is met, a one-year extension option is available to Inland Western.

“Closing this credit facility enhances our financial flexibility, allows us to address the majority of our 2011 maturing debt, and represents further progression on our long-term strategic goal of positioning the company for the future,” commented Steve Grimes, chief executive officer of Inland Western.  “We appreciate the continued support of our banking group, which validates our business platform.  These solid relationships enabled us to execute on an oversubscribed transaction with favorable terms.”

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About Inland Western Retail Real Estate Trust, Inc.

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of September 30, 2010, the portfolio under management totaled in excess of 46 million square feet, consisting of 291 consolidated operating properties.  The company also has interests in 14 unconsolidated operating properties and eight properties under development.  For further information, please see the company website at www.inlandwestern.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors, including those detailed in the sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors”.